Exhibit (k)(5)

AMENDMENT 4 TO

ADMINISTRATION AGREEMENT

This Amendment, dated as of the 10th day of March, 2010, is entered into by and between THE NEW IRELAND FUND, INC. (the “Fund”) and PNC GLOBAL INVESTMENT SERVICING (U.S.) INC. (formerly PFPC Inc.) (the “Administrator”).

WHEREAS, The Fund entered into an Administration Agreement with The Boston Company Advisors, Inc. (“Boston Advisors”) on November 1, 1991 (the “Agreement”);

WHEREAS, Boston Advisors assigned all of its rights, title and interest in the Agreement to the Administrator (then known as The Shareholder Services Group, Inc.) on May 5, 1994;

WHEREAS, the parties amended the Agreement on December 14, 1999, June 10, 2003 and again on April 3, 2007; and

WHEREAS, the Fund and the Administrator wish to further amend certain provisions of the Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

I.	Section 5(c) of the Agreement, as amended pursuant to an amendment to the Agreement dated April 3, 2007, is hereby deleted in its entirety and replaced with the following:

(c)	For the services to be rendered, the facilities to be furnished and the payments to be made by the Administrator, as provided for in this Agreement, the Administrator shall be compensated by the Fund by an annual fee equal to (i) 15 basis points on assets up to $150 million; and (ii) 10 basis points on assets over $150 million; provided that the Administrator’s fee in any year shall be no less than $100,000. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

II.	Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first written above.

THE NEW IRELAND FUND, INC.

By:	/s/ Peter Hooper

Name:	Peter Hooper

Title:	Chairman

By:	/s/ Lelia Long

Name:	Lelia Long

Title:	Treasurer

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:	/s/ Jay F. Nusblatt

Name:	Jay F. Nusblatt

Title:	Senior Vice President